Exhibit 107

Calculation of Filing Fee Table

Form S-1

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(Form Type)

Kalera Public Limited Company

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(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title(1)	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Ordinary shares, par value $0.0001 per share (2)(3)	457(o)	–	–	$23,000,000	0.0001102	$2,535
Equity	Class A Warrants to purchase ordinary shares(4)	457(g)	–	–	–	0.0001102	–
Equity	Pre-funded warrants to purchase ordinary shares(4)(5)(6)	–	–	–	–	0.0001102	–
Equity	Ordinary shares, par value $0.0001 per share, underlying Class A Warrants(3)(7)	457(g)	–	–	$23,000,000	0.0001102	$2,535
Equity	Ordinary shares, par value $0.0001 per share, underlying pre-funded warrants(5)(6)	–	–	–	–	0.0001102	–
Total Offering Amounts					46,000,000		$5,070
Total Fee Offsets							–
Net Fee Due							$5,070

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.
(3)	Includes $3,000,000 aggregate principal amount of common stock issuable upon the exercise of the underwriters’ over-allotment option.
(4)	In accordance with Rule 457(g) under the Securities Act, no separate registration fee is required with respect to the warrants registered hereby.
(5)	The proposed maximum aggregate offering price of the common shares proposed to be sold in the offering will be reduced on a dollar-for-dollar basis based on the offering price of any pre-funded warrants offered and sold in the offering, and as such the proposed maximum offering price of the common shares and pre-funded warrants (including the common shares issuable upon exercise of the pre-funded warrants) if any, is $23,000,000 (assuming the underwriters’ over-allotment option is exercised in full).
(6)	The registrant may issue pre-funded warrants to purchase common shares in the offering. The purchase price of each pre-funded warrant will equal the price per share at which shares of common shares are being sold to the public in this offering, minus $0.0001, which constitutes the pre-funded portion of the exercise price, and the remaining unpaid exercise price of the pre-funded warrant will equal $0.0001 per share (subject to adjustment as provided for therein).
(7)	As estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act and based on an assumed per-share exercise price for the Class A Warrants of 100% of the public offering price, the proposed maximum aggregate offering price of the Class A Warrants is $23,000,000 (assuming the underwriters’ over-allotment option is exercised in full).